Exhibit 99.8
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”) is entered into and effective as of the ______________ day of ______________, 2011, by and between T Bancshares, Inc., a Texas corporation (the “Company”), and T Bank, N.A., a Texas banking association (the “Escrow Agent”).
W I T N E S S E T H:
     WHEREAS, the Company proposes to offer and sell (the “Offering”) up to 2,911,957 shares of Common Stock, $0.01 par value per share (the “Shares”), to investors at $2.00 per Share pursuant to a limited public offering of Shares that are not subscribed for pursuant to the exercise of subscription rights offered in a certain rights offering; and
     WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares in the limited public offering, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Deposit with Escrow Agent.
     (a) The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the “Escrowed Funds”) in the form of checks received by the Company from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer’s bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for Shares, in whole or in part, for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the rejected portion of the Escrowed Funds by check made payable to the subscriber. If the Company rejects or cancels any subscription for any reason, the Company will retain any interest earned on the Escrowed Funds to the extent permitted by applicable law.
     (b) Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number of Shares subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber’s tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

     2. Investment of Escrowed Funds. Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, money-market funds or money-market mutual funds, or such other investments as the Escrow Agent and the Company shall agree. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a “Sweep” or other automatic investment program invest the Escrowed Funds in money-market funds or any money market mutual funds made available by the Escrow Agent. Further, the parties acknowledge that the Escrow Agent shall be entitled to distribution plan payments, shareholder services fees, administrative services fees, “12b-1” fees or similar fees paid by such money market mutual fund companies, distributors or agents. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent’s own banking policies.
     3. Distribution of Escrowed Funds. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.
     (a) If at any time on or prior to the Closing Date (as defined below), the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that all conditions to the release of funds as described in the Company’s Registration Statement filed with the Securities and Exchange Commission pertaining to the limited public offering have been met, then the Escrow Agent shall deliver the Escrowed Funds to the Company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds is not collected funds, then the Escrow Agent shall notify the Company of such fact and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, the “Closing Date” shall mean ____________, 2012, or, upon written notice to the Escrow Agent, such later date as determined by the Company. For purposes of this Agreement, “collected funds” shall mean all funds received by the Escrow Agent, which have cleared normal banking channels.
     (b) If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination (the “Termination Notice”), the Escrow Agent shall return the Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them. All uncleared checks representing Escrowed Funds which are not collected funds as of the Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.
     4. Distribution of Interest. To the extent permitted by applicable law, any interest earned on the Escrowed Funds shall be distributed to the Company at the time of the distribution of escrowed funds in accordance with Paragraph 3.
     5. Fee of Escrow Agent.
     (a) The Company agrees to pay the Escrow Agent a fee of $3,000 pursuant to this Agreement. In addition, a $10.00 per check fee will be charged if the escrow account has to be refunded due to a failure to complete the subscription. All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.
     6. Liability of Escrow Agent.
     (a) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof. The sole duty of the Escrow Agent shall be to receive subscription funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Escrow Agreement, the limited public offering or applicable law in tendering the subscription funds to the Escrow Agent. Further, the Escrow Agent shall not be responsible for determining (i) the accuracy of any notices or instructions delivered hereunder, or the form of execution thereof, or (ii) the identity or authority of any person executing or delivering this Agreement, any property delivered hereunder, or any instructions delivered in connection herewith.
     (b) In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.
     (b) The Company agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof; except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then, in that event, the Escrow Agent shall bear all such losses, claims, damages and expenses. Payment of such losses, damages, and costs including attorneys’ fees shall be paid the Company within a reasonable period of time not to exceed thirty (30) days after billing. In the event that payment is not received by Escrow Agent within thirty (30) days after billing, Escrow Agent’s liabilities, damages, expenses and costs including attorneys’ fees may be deducted from the escrow funds.
     (c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney’s fees incurred.
     (d) The Escrow Agent may at any time resign hereunder by giving notice of its resignation to the other parties hereto, at their respective addresses set forth in this Agreement, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the property or funds held by the Escrow Agent shall be tendered to a successor escrow agent designated by the other parties to this Agreement, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate, and parties shall execute the receipt attached hereto. If no such person shall have been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate. The Escrow Agent’s sole responsibility thereafter shall be to keep safely the funds or property then held by it and to deliver the same to a person designated by all other parties executing this agreement or in accordance with a final order or judgment of a court of competent jurisdiction.
     7. Appointment of Successor. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.
     8. Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

If to the subscribers for Shares:	To their respective addresses as specified in their Subscription Agreements.

The Company:	T Bancshares, Inc.

16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
Attn: Patrick Howard

The Escrow Agent:	T Bank, N.A.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
Attention: Charles Holmes
     9. Representations of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.
     10. General.
     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The parties agree that Escrow Agent may seek adjudication of any adverse claim or demands in either the District Court of Dallas County, Texas, or the United States Federal District Court for the Northern District of Texas, Dallas Division.
     (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.
     (d) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise. The Escrow Agent shall not be bound by any modification, amendment or revision of this Agreement unless the same shall be in writing and signed by all of the parties hereto.
     (e) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

     (f) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (g) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.
     (h) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY: T BANCSHARES, INC.
By:
	Name:	Patrick Howard
	Title:	President and Chief Executive Officer

ESCROW AGENT: T BANK, N.A.
By:
	Name:	Charles D. Holmes
	Title:	Executive Vice President